Exhibit 99.2

PULSE BIOSCIENCES ANNOUNCES TRANSITION OF CHIEF FINANCIAL OFFICER

Company announces the appointment of Sandra Gardiner as Chief Financial Officer

HAYWARD, Calif. - (BUSINESS WIRE) – – November 7, 2019 -- Pulse Biosciences, Inc. (Nasdaq: PLSE) (the “Company), a novel bioelectric medicine company bringing to market its proprietary CellFX™ System, announced today that Sandra (“Sandy”) Gardiner will be joining as the Company’s Executive Vice President and Chief Financial Officer effective November 18, 2019. Sandy will join Pulse Biosciences with 30 years of financial, operational and strategic leadership experience in the life sciences, including 20 years in medical devices. Brian Dow has elected to resign as Senior Vice President and Chief Financial Officer to pursue other interests, he will continue as CFO until November 18, 2019 and will continue with the Company in a transitional role until December 31, 2019.

“The Board of Directors and I are sincerely grateful to Brian for his contributions in helping to build Pulse Biosciences from a small private technology company to a public clinical stage company planning for commercialization of our proprietary and novel CellFX System. Brian has played an instrumental role during this early stage of the Company, helping to execute our successful IPO in 2016 and as a key team member as we have continued to build the company. I’m grateful that Brian will assist with a smooth transition and we wish him well in his next endeavor,” said Darrin Uecker, President and Chief Executive Officer of Pulse Biosciences. “Sandy brings a wealth of experience to Pulse Biosciences that is ideal at this exciting point in our ongoing growth. She is a seasoned executive with a proven track record in medical devices, including in the global aesthetic device market, and I look forward to her joining our team as we drive our transition to a global commercial company.”

“I’ve thoroughly enjoyed my time as part of the Pulse Biosciences team and am proud of the many contributions we made to launch and build the Company,” said Brian Dow, Chief Financial Officer of Pulse Biosciences. “I look forward to working with Sandy during the transition period.”

“Joining the Pulse Biosciences team as it prepares for commercialization of its proprietary and novel CellFX System and its potential to deliver a broad array of high value applications to the aesthetic dermatology procedure market is a unique and exciting opportunity for me,” said Sandra Gardiner. “I look forward to working with the Pulse Biosciences team as it transitions to a viable global commercial company in the aesthetic procedure market.”

Ms. Gardiner was most recently Executive Vice-President and Chief Financial Officer of Cutera, Inc., a global provider of laser, light, and other energy-based aesthetic systems.  Prior to that, Ms. Gardiner served as Vice President and Chief Financial Officer of Tria Beauty, Inc., a medical device manufacturer of laser based aesthetic devices.  Prior to these roles, Ms. Gardiner held a series of Vice President and Chief Financial Officer positions with both publicly traded and privately held companies. Ms. Gardiner earned her B.A. in Management Economics from the University of California, Davis.

About Pulse Biosciences

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that improves and potentially extends the lives of patients. The CellFX System is the first planned commercial product to harness the distinctive advantages of the Company’s proprietary Nano-Pulse Stimulation™ (NPS™) technology to treat a variety of applications for which an optimal solution remains unfulfilled. NPS technology delivers nano-second pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. The cell-specific effects of NPS technology have been validated in a series of ongoing clinical trials. The CellFX System is preparing to launch in 2019 as a multi-application platform designed to address a broad range of dermatologic conditions. As part of the customer experience, the Company is offering a utilization-based revenue model and easy-access customer portal offering a suite of services. CellFX procedures offer customer value across an expanding spectrum of clinical applications. The initial commercial use will be in the clearance of common and difficult-to-treat skin lesions that share high demand among patients and practitioners for improved and durable aesthetic outcomes that lead to greater overall satisfaction.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding our CellFX System and the Company’s commercialization of our CellFX System including the progress and timing of such commercialization and the results of clinical study plans. These forward-looking statements are based on current expectations and estimates and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested or implied by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including, but not limited to, the following: the ability of the Company to obtain sufficient funding; the loss of key management personnel and the ability to retain and recruit new personnel; the ability to adapt to rapidly changing technology; competition in the medical device industry and in the specific markets of aesthetics and dermatology in which the Company plans to operate; reliance on third parties;  the ability to manage growth; the impact of governmental regulatory agencies, including the U.S. FDA, and regulatory approvals, clearances and restrictions or any dispute that may occur with any regulatory body; risks inherent to the planning, design and execution of clinical studies; domestic and regional economic conditions on aesthetic healthcare spending; the timing and success of product development and market acceptance of developed and approved products, including, but not limited to, the CellFX System; intellectual property positions and litigation; unanticipated manufacturing disruptions or the inability to meet demand for products; the results of legal proceedings to which the Company is or may become a party; product liability and other litigation claims; adverse publicity regarding the company and the safety of the Company’s products and adequacy of training; the impact of changes to tax legislation, guidance, and interpretations; and other risk factors under the heading “Risk Factors” in the Company’s most recently filed quarterly report on Form 10-Q and as periodically updated by the Company’s subsequent filings with the Securities and Exchange Commission. Statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Pulse Biosciences, Inc. undertakes no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

Caution: Pulse Biosciences’ CellFX System and Nano-Pulse Stimulation (NPS) technology are for investigational use only.

Investor Relations:
Pulse Biosciences, Inc.
Darrin Uecker
President and Chief Executive Officer
IR@pulsebiosciences.com

or

Solebury Trout
Gitanjali Jain Ogawa, 646-378-2949
gogawa@troutgroup.com

Media:
Tosk Communications
Nadine D. Tosk,  504-453-8344

nadinepr@gmail.com